Exhibit 99.1

Contacts:	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

HANGER, INC. HAS RECORD YEAR IN O&P ACQUISITIONS:

•                  Acquires a total of $60.2 million in annual revenue

•                  Welcomes SCOPe Orthotics & Prosthetics and Faith Prosthetic-Orthotic Services to the team

AUSTIN, TEXAS December 5, 2012.  Hanger, Inc. (NYSE: HGR) completed the acquisition of Faith Prosthetic-Orthotic Services, Inc. and SCOPe Orthotics & Prosthetics, Inc.  These two patient care companies are comprised of twenty-two clinics in California and North Carolina and generate annualized revenue of $24.6 million, bringing our total annualized revenue from 2012 acquisitions to $60.2 million.  “We are pleased to welcome SCOPe and Faith and their over 160 dedicated clinicians and staff to the Hanger team,” commented President and CEO Vinit K. Asar. “I would also like to thank our talented M&A team and all those who have helped with the closing and integration of all our 2012 acquisitions. Our acquisition pipeline remains strong and we look forward to a successful 2013.”

About Hanger — Hanger, Inc., headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability.  Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger is steeped in 150 years of clinical excellence and innovation.  Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers with in excess of 770 O&P patient care clinics located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc., is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,400 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.